Exhibit 5
JONES DAY
1420 Peachtree Street, N.E.
Atlanta, Georgia 30309
May 1, 2006
ChoicePoint Inc.
1000 Alderman Drive
Alpharetta, Georgia 30005
          Re: Registration on Form S-8 of 1,500,000 Shares of Common Stock of ChoicePoint Inc.
Ladies and Gentlemen:
     We have acted as counsel for ChoicePoint Inc., a Georgia corporation (the “Company”), in connection with the ChoicePoint Inc. 2006 Omnibus Incentive Plan (the “Plan”).
     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), that may be issued or delivered and sold pursuant to the terms of the Plan and the authorized forms of stock option, restricted stock or other applicable agreements thereunder will be, when issued and sold in accordance with the Plan and such agreements, validly issued, fully paid and non-assessable shares of Common Stock; provided that the consideration paid therefor is at least equal to the stated par value of the shares.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the Georgia Business Corporation Code. We express no opinion with respect to any other laws of the State of Georgia or any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue and sell the Common Stock pursuant to the Plan will be in full force and effect at all times at which such shares of Common Stock are issued or sold by the Company, and the Company will take no action inconsistent with such resolutions.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the shares to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ JONES DAY